Pricing Sheet No. K192 (BAH 1573)
To the Underlying Supplement dated March 23, 2012,
Product Supplement No. AK-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03 September 21, 2012
$3,500,000 Buffered Accelerated Return Equity Securities due September 29, 2014 Linked to the Performance of the EURO STOXX 50® Index and the Euro relative to the U.S. Dollar
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying and Reference Currency:	Underlying	Ticker	Initial Level	Reference Currency	Initial Spot Rate
	EURO STOXX 50® Index	SX5E <Index>	2577.08	Euro	1.29890
Trade Date:	September 21, 2012
Issue Date:	Expected to be September 28, 2012
Valuation Date:†	September 22, 2014
Maturity Date:†	September 29, 2014
Offering Price:	$1,000 per security (100%)
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return:	• If the Composite Return is equal to or greater than 1.0, the Underlying Return will be the lesser of (i) the Underlying Return Cap and (ii) an amount calculated as follows:
Upside Participation Rate × (Composite Return – 1)
• If the Composite Return is less than 1.0 by not more than the Buffer Amount, the Underlying Return will equal zero.
• If the Composite Return is less than 1.0 by more than the Buffer Amount, the Underlying Return will be calculated as follows:
Downside Participation Rate × [(Composite Return – 1) + Buffer Amount ]

If the Composite Return is less than 1.0 by more than the Buffer Amount, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return Cap:	35.0%
Upside Participation Rate:	200%
Downside Participation Rate:	125%
Buffer Amount:	20%
Composite Return:	Index Return × Currency Return
Index Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows: Final Level Initial Level
Initial Level:	As set forth in the table above.
Final Level:	The closing level of the Underlying on the Valuation Date.
Currency Return:	The performance of the Reference Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows: Final Spot Rate Initial Spot Rate
Spot Rate:††
On any day, the official MID WM Reuters fixing at 4:00 pm London time on such day (Bloomberg page WMCO or any successor page), expressed as the number of U.S. dollars per one euro, as determined by the calculation agent, subject to the provisions set forth under “Description of the Securities” in the accompanying product supplement.

Initial Spot Rate:	As set forth in the table above.
Final Spot Rate:	The Spot Rate on the Valuation Date.
Calculation Agent:	Credit Suisse International
Selling Commission:	0.25%
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	The securities will not be listed on any securities exchange.
CUSIP and ISIN:	22546TZS3 and US22546TZS31
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
† The Valuation Date is subject to postponement if such date is not an underlying business day for the Underlying or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
†† If the Spot Rate for the Reference Currency on any day is not published on the applicable Reuters or Bloomberg page, then the Spot Rate on such day will be determined by the Calculation Agent in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information deemed relevant, as of such day.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated March 23, 2012, Product Supplement No. AK-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.

Credit Suisse